Columbus Acquisition Corp.
FOR IMMEDIATE RELEASE
COLUMBUS ACQUISITION CORP. TO ACQUIRE INTEGRATED DRILLING EQUIPMENT COMPANY (“IDE”)
IDE is a Leading Vertically-Integrated Provider of a Complete Range of Products and Services to the
Worldwide Land-Based Drilling Market
Select Transaction Highlights
•	IDE benefits from compelling macro trends in the energy infrastructure sector including long-term global demand for energy, increasing challenges to uncovering new oil reserves, and an aging rig fleet that is propelling demand for new rigs and rig refurbishment services

•	IDE is uniquely positioned as the industry’s leading rig refurbishing operation and as a vertically integrated rig manufacturer that fills the void for a strong #2 competitor in the industry

•	IDE has a global customer base, and is focusing on growing international markets and National Oil Companies whose local economies depend on oil sales. In addition, Columbus management provides access to key international oil and gas relationships

•	Flexible and scalable consolidation platform; portfolio of rig designs and technologies; competitive pricing; customizable and integrated solutions; and expedited delivery capabilities that surpass current industry leader

•	Strong, well-capitalized balance sheet to fund organic growth and consolidate highly fragmented industry

•	Highly incentivized, seasoned management team with 25 years of average industry experience

•	Full year 2006 through LTM 2008 revenue and EBITDA CAGR of 82% and 95%, respectively
New York, NY and Houston, TX — December 15, 2008 — Columbus Acquisition Corp. (“Columbus”) (NYSEAlternextUS: BUS, BUS-U, BUS-WT) today announced that it has entered into a definitive agreement to acquire privately-held Integrated Drilling Equipment Company (“IDE” or the “Company”), a vertically-integrated provider of a complete range of products and services that cover all aspects of the design, manufacturing, refurbishing, reconfiguring, and field servicing of land-based drilling rigs, rig parts, and rig control systems. IDE was founded and is majority owned by its Chairman and Chief Executive Officer, Stephen Cope, a 30 year veteran of the oil and gas industry. Mr. Cope leads a senior management team with an average of 25 years of industry experience working in over 55 countries.
According to the U.S. Energy Information Administration, worldwide daily consumption of oil is estimated to increase from 86 million barrels per day in 2007 to 113 million barrels per day by 2030. Much of this demand is originating from regions outside of North America, which, for a number of reasons, are less affected by short-term swings in oil prices. International contracts accounted for approximately 85% of IDE’s revenues for the nine months ended September 30, 2008 (“YTD 2008”), with Central/South America and North Africa/Middle East comprising approximately 79% of IDE’s YTD 2008 revenues.

While demand for energy is growing, depletion rates at existing oil fields are rising, the remaining reserves are increasingly difficult to extract, and the existing land-based rig fleet is aging. In response to these factors, oil producers have increased capital expenditures to both extend the useful life of existing rigs in operation and contract for the manufacture of new land-based rigs. IDE believes that it is uniquely positioned to address this international market demand. IDE and its predecessor companies have established a reputation as one of the industry’s premier providers of rig electrical systems and power packages, and rig refurbishment / reconfiguration. In 2006, the Company successfully commenced full-service rig manufacturing operations, transforming itself into one of only two of its industry’s vertically integrated providers for U.S. manufactured land-based drilling rigs.
The Transaction
Under the terms of the transaction, IDE will merge with and into IDE Acquisition, LLC, a wholly owned subsidiary of Columbus. All of the outstanding shares of capital stock of IDE will be acquired by Columbus in exchange for:
•	Upfront consideration of $43 million in cash and shares of Columbus common stock having a value of $50 million; and

•	Additional shares of Columbus common stock having a value of up to $156 million, subject to certain adjustments based on the net working capital and net debt of IDE at closing, and subject to IDE achieving EBITDA (as defined in the merger agreement) of $55 million for the year ending December 31, 2009 and $78 million for the year ending December 31, 2010.
IDE management and certain other shareholders have agreed, to the extent necessary, to purchase up to $14.5 million of shares of Columbus common stock in privately negotiated transactions at or prior to the consummation of the merger.
Approximately 60% of IDE’s total transaction consideration is in the form of incentive compensation based on achieving certain EBITDA targets in 2009 and 2010, as noted above. Following the acquisition, senior management will continue to be highly incentivized through significant ownership in the business and participation in Columbus’ employee stock option plan. Assuming these EBITDA targets are met, Mr. Cope and the IDE senior management team will own up to approximately 50% of the combined company, on a fully diluted basis. Mr. Cope will continue to operate and drive the strategic direction of the business in his current role, and IDE’s senior management will remain unchanged.
The transaction is expected to close in the second quarter of 2009, subject to the satisfaction of customary closing conditions, after which Columbus will change its name to Integrated Drilling Equipment Company.
Columbus intends to file with the SEC a Form 8-K in connection with the proposed acquisition of IDE. Stockholders of Columbus and other interested persons are advised to read, when available, Columbus’ Form 8-K. Stockholders will be able to obtain a copy of the Form 8-K, without charge, once available, at the Securities and Exchange Commission’s (“SEC”) internet site at http://www.sec.gov or by directing a request to: Columbus Acquisition Corp., 153 East 53rd Street, 58th Floor, New York, NY 10022.
Operating Results Overview
For the year ended December 31, 2007, IDE’s total revenues rose 65% to $94.8 million from $57.3 million in 2006. During this same period, EBITDA (earnings before interest, taxes, depreciation and amortization) increased 137% to $17.4 million from $7.3 million in 2006. For the nine months ended September 30, 2008, revenues rose 110% to $139.6 million from $66.6 million for the comparable prior year period. EBITDA, for the first nine months of 2008, exclusive of a one-time $12.6 million loss on modification of long-term debt, rose 93% to $23.6 million from $12.2 million in the comparable prior year period. For the LTM through September 30, 2008, revenues and EBITDA (prior to the above-referenced loan modification loss) were $167.8 million and $28.7 million, respectively.

Positioned to Benefit from Industry Macro Trends
According to Spears & Associates, Inc. (“Spears”), an independent consulting and market research organization, fundamental long-term growth in the global demand for energy coupled with requirements for increased drilling to sustain existing production levels has caused the market for drilling rigs, parts and services to more than double since 2005, reaching $10.8 billion in 2007 with an expected increase of nearly 40% to more than $15.0 billion in 2009.
World land-based rig utilization is above 80%, indicating that most of the world’s rigs are running near peak utilization. According to Spears, in 2008 an average of nearly 5,320 land rigs will be actively drilling each day worldwide, with the international market representing approximately 57% of the total global fleet. As oil producers maintain high utilization rates, they accelerate the need to update or replace aging equipment in order to keep pace with production and operating cost targets. In addition, as new technologies come on line, older rigs are subject to upgrade via replacement or refurbishment. A typical drilling rig has a service life of 20-30 years and requires refurbishment or replacement of many subsystems and parts during that period.
Fleet age is a driver of both replacement and refurbishment spending, and it is expected that a portion of the global rig fleet is reaching the end of its useful life and will need to be replaced or refurbished in the coming years. Spears estimates that through 2014 over 165 rigs per year will be retired from the North American market and over 360 rigs per year will be retired from the international market. As a result, international demand will rise, with Spears estimating that approximately 560 and 575 new onshore (land-based) rigs will be needed per year in 2009 and 2010, respectively, in order to sustain projected worldwide drilling activities. Demand for these rigs is expected to be greatest in China, Russia, Latin America and North America.
IDE operates from a scalable and flexible 51,000 square foot manufacturing, fabrication and assembly facility, and surrounding 30-acre rig yard with 13 stabilized rig construction pads in Houston, Texas. IDE’s rig offerings are based on a portfolio of designs and technologies which can be applied to customize a rig to a customer’s specific needs. In June 2008, IDE signed an exclusive, strategic supplier relationship with Sherbrooke Enterprises Ltd., which manufactures rig subsystems, and other rig components and parts in China. IDE believes that this relationship enables it to offer high quality, low cost/high value rig equipment and rig packages for its customers worldwide. IDE has a team of sales professionals around the world, and its service personnel can be dispatched to any client within 24 hours. The combined effect of this operating infrastructure allows IDE to deliver a land-based drilling rig within 6 months of the initial order, compared to an industry average land-based rig delivery time of 12 to 18 months. IDE believes its ability to turnaround rigs at a more rapid pace is a significant competitive advantage.
Management Commentary
Michael W. Ernestus, President of Columbus, commented, “We believe that, after a diligent search, we have located a company in IDE that possesses all of our investment criteria. It is, above all, a strong business in an attractive and growing global industry with a world-class management team led by Steve Cope The Company’s balanced business activities provide diversification and insulation to temporary dynamic market conditions, and are comprised of the industry’s premier rig refurbishment / reconfiguration operations and a rig manufacturing business that provides significant upside growth. IDE’s industry is defined by a single dominant provider with no clear number two competitor. We believe, as a smaller, more flexible business, IDE has the ability to move quickly and capture market share by offering customers a diverse product and service portfolio, and customizable solutions. As a complement to organic growth, we also believe that IDE’s flexible and scalable business model will allow it to consolidate a highly fragmented industry. We also believe that we are acquiring IDE at an attractive valuation of 4.0 X 2009 targeted total EBITDA and 3.9 X 2010 targeted total EBITDA.”
Mr. Ernestus concluded, “We believe that we can help further broaden the Company’s global footprint through the introduction of potential customers and strategic acquisitions or joint ventures internationally, and particularly in Russia.”

Steve Cope, Chairman and Chief Executive Officer of IDE, stated, “We have been growing this business as a private company since 1991, primarily organically by re-investing of our internal cash flows. The significant capital infusion we receive at closing in combination with a public stock that could be used as currency will allow us to accelerate our growth through strategic acquisitions, capacity expansion, joint ventures, and product development. As it relates to acquisitions, we estimate that there are between 200-300 smaller competitors. We believe that many of these companies will not be able to compete and will need to consider pursuing an exit strategy through consolidation with stronger, better-capitalized companies like IDE. We are truly excited to partner with Columbus to become a public company. Our enthusiasm is evidenced by agreeing to accept a substantial portion of the transaction-related compensation as an earn-out, and our commitment to, if necessary, reinvest a large portion of the cash consideration into company stock at or prior to closing The Columbus partnership should allow us to enter new markets through Columbus’ significant experience and relationships in the international oil and gas industry. In addition, Columbus’ financial, strategic and operating capabilities will provide us with expertise to execute our consolidation strategy.”
Citigroup Global Markets, Inc. & Solebury Capital Group LLC acted as capital markets advisors, Ladenburg Thalmann & Co. Inc. & Lazard acted as financial advisors and Skadden, Arps, Slate, Meagher & Flom LLP acted as legal advisor for Columbus in relation to its merger with IDE.
Conference Call
The management of Columbus and IDE will host a conference call on Tuesday, December 16, 2008 at 10:30 am Eastern Time. The telephone number to join this conference call is (888) 787-0460 (Domestic) or (706) 758-4183 (International). In addition, the conference call will be broadcast live over the Internet at http://investor.shareholder.com/media/eventdetail.cfm?eventid=63183&CompanyID=ABEA-2BZHE5&e=1&mediaKey=E3A550302ED2D0B195E08B46DCFC3BDB. To listen to the live call on the Internet, please access the link at least 15 minutes early to register, download and install any necessary audio software.
About Columbus Acquisition Corp.
Columbus Acquisition Corp. is a blank check company organized under the laws of the State of Delaware on August 1, 2006. Columbus was formed to acquire, through a merger, capital stock exchange, asset or stock acquisition, exchangeable share transaction or other similar business combination, one or more operating businesses that it believes has significant growth potential. Columbus’ initial public offering was declared effective May 18, 2007 and was consummated on May 21, 2007, resulting in net proceeds of approximately $109.75 million through the sale of 14.375 million units at $8.00 per unit. Each unit was comprised of one share of Columbus common stock and one warrant with an exercise price of $6.00. As of September 30, 2008, Columbus held $115.4 million in a trust account maintained by an independent trustee, which will be released upon consummation of the business combination.
The IDE merger is subject to customary closing conditions, including (a) approval by stockholders of the acquisition of IDE pursuant to the Merger Agreement, (b) approval by Columbus stockholders of certain amendments to the certificate of incorporation of Columbus and (c) fewer than 30% of the shares of Columbus Common Stock issued in our IPO voting against the Merger and demand a cash conversion of their shares in accordance with Columbus’s amended and restated certificate of incorporation.

This press release contains statements which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent and belief or current expectations of Columbus and IDE and their respective management teams. These statements may be identified by the use of words like “anticipate”, “believe”, “estimate”, “expect”, “intend”, “may”, “plan”, “will”, “should”, “seek” and similar expressions. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements. Important factors that could cause actual results to differ materially from Columbus’ and IDE’s expectations include, without limitation, the failure of Columbus’ stockholders to approve the transaction with IDE, the number and percentage of Columbus’ stockholders voting against the transaction with IDE and electing to exercise their redemption rights, changing interpretations of generally accepted accounting principles, costs associated with continued compliance with government regulations, legislation and the regulatory environment, the continued ability of IDE to successfully execute its business plan, demand for the products and services IDE provides, general economic conditions, geopolitical events and regulatory changes, as well has other relevant risks detailed in Columbus’ filings with the SEC. Columbus and IDE undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.
This press release contains unaudited non-GAAP financial measures. Management believes that the presentation of these non-GAAP financial measures serves to the enhance understanding of IDE’s individual operating and financial performance. These non-GAAP financial measures should be considered in addition to, but not as substitutes for, the most directly comparable US. GAAP measures. We have included a reconciliation of this additional information to the most comparable GAAP measures in the accompanying reconciliation tables.
Certain financial information and data of IDE contained in this press release is unaudited and prepared by IDE as a private company, and may not conform to SEC Regulation S-X. Accordingly, such information and data may be adjusted and presented differently in Columbus’ proxy statement to solicit stockholder approval of the proposed acquisition.
Columbus intends to file with the SEC a preliminary proxy statement in connection with the proposed acquisition of IDE and to mail a definitive proxy statement and other relevant documents to Columbus stockholders. Stockholders of Columbus and other interested persons are advised to read, when available, Columbus’ preliminary proxy statement, and amendments thereto, and definitive proxy statement in connection with Columbus’ solicitation of proxies for the special meeting to be held to approve the acquisition, because these proxy statements will contain important information about IDE, Columbus and the proposed acquisition. The definitive proxy statement will be mailed to stockholders as of a record date to be established for voting on the proposed acquisition. Stockholders will also be able to obtain a copy of the preliminary and definitive proxy statements, without charge, once available, at the SEC’s internet site at http://www.sec.gov or by directing a request to: Columbus Acquisition Corp., 153 East 53rd Street, 58th Floor, New York, NY 10022.
Columbus, its directors and officers may be deemed participants in the solicitation of proxies from Columbus’ stockholders. A list of the names of those directors and officers and descriptions of their interests in Columbus is contained in Columbus’ Form 10-K for the quarter ended September 30, 2008, which is filed with the SEC, and will also be contained in Columbus’ proxy statement when it becomes available. Columbus’ stockholders may obtain additional information about the interests of its directors and officers in the acquisition by reading Columbus’ proxy statement when it becomes available.
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CONTACT:	-OR-	INVESTOR RELATIONS:
Columbus Acquisition Corp.		The Equity Group Inc.
Michael W. Ernestus		Devin Sullivan
President		Senior Vice President
(212) 408-0569		(212) 836-9608 / dsullivan@equityny.com
info@columbusacquisition.com		Melissa Dixon
Senior Account Executive
(212) 836-9613 / mdixon@equityny.com

Summary Income Statement
($ in millions)

	Year Ended December 31,		9 Months Ended		LTM
			September 30,	September 30,
	2006	2007	2007	2008	9/30/08

Revenue	$57.3	$94.8	$66.6	$139.6	$167.8
Gross Margin	16.0	26.6	18.9	34.3	42.0
EBITDA (1)	7.3	17.4	12.2	23.6	28.7
EBITDA Margin	12.8%	18.3%	18.3%	16.9%	17.1%
Net Income(1)	$6.9	$16.0	$11.6	$20.2	$24.6
Net Income Margin	12.0%	16.9%	17.3%	14.5%	14.7%

(1)	Excludes one-time $12.6 million loss on loan modification during 9-months ended 9/30/08 and LTM 9/30/08 period.
Summary Balance Sheet
($ in millions)

Pro Forma(2)
9/30/08

Cash	$71.8
Total Current Assets	115.9
PP&E	2.6
Total Assets	$120.4

Current Liabilities	$35.9
Notes Payable	33.3
Total Liabilities	69.2

Total Capital	$51.2

Total Liabilities & Capital	$89.0

(2)	Pro forma assuming completion of merger and maximum conversion.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE
($ in millions)
A reconciliation of EBITDA from continuing operations to net income from continuing operations is provided below.

	Year Ended December 31,		9 Months Ended		LTM
			September 30,	September 30,
	2006	2007	2007	2008	9/30/08

Net income	$6.9	$16.0	$11.6	$7.6	$12.0
Interest, net	$0.1	$0.5	$0.1	$2.8	$3.1
Income tax provision	$0.1	$0.4	$0.2	$0.2	$0.4
Depreciation and amortization	$0.2	$0.5	$0.4	$0.4	$0.5
Loss on modification of long term debt	—	—	—	$12.6	$12.6
EBITDA	$7.3	$17.4	$12.2	$23.6	$28.7
EBITDA excludes certain financial information that would be included in net income (loss), the most directly comparable GAAP financial measure, users of this financial information should consider the type of material events and transactions that are excluded from EBITDA, and the material limitations of EBITDA, such as: EBITDA does not include net interest expense. Because IDE has borrowed money to finance its operations, interest expense is a necessary and ongoing part of its costs and has assisted IDE in generating revenue; EBITDA does not include taxes, although payment of taxes is a necessary and ongoing part of IDE’s operations; and EBITDA does not include depreciation and amortization expense. Because IDE uses capital assets to generate revenue, depreciation and amortization expense is a necessary element of its cost structure.